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Kohl’s Board Member Peter Boneparth Recognized as an NACD Directorship 100™ Honoree

The 16th Annual NACD Directorship 100™ List Recognizes the Most Influential Corporate Directors and Governance Experts

MENOMONEE FALLS, Wis. – May 3, 2022 – The National Association of Corporate Directors (NACD) announced the 2022 NACD Directorship 100™—the most influential peer-nominated leaders in the boardroom and corporate governance community. Included among this year’s esteemed honorees is Peter Boneparth, incoming Chair at Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”).

“Peter brings exceptional leadership and perspectives to the Kohl’s Board of Directors,” said Frank V. Sica, current Chair of Kohl’s Board of Directors. “His successful track record as a retail and womens apparel company CEO as well as his deep experience in M&A and investing enable him to add unique insight and ensure we are setting the right course to maximize value for shareholders. Peter is a superb board leader well-deserving of this distinguished honor.”

Michelle Gass, Kohl’s CEO added, “Peter is a highly respected industry and financial leader with an unwavering drive for success and value creation. We are deeply grateful for his commitment to the Kohl’s Board, and we congratulate him on this well-earned recognition.”

Mr. Boneparth is the incoming Chair at Kohl’s and has been a director since 2008. He also currently serves as Chair of the Board at JetBlue Airways.

Mr. Boneparth is a former Senior Advisor to a division of The Blackstone Group advising on the retail industry, from February 2018 to August 2021. He is also a former Senior Advisor to Irving Place Capital Partners, a private equity group from 2009 to 2014. Previously, he was President and Chief Executive Officer of Jones Apparel Group, a designer and marketer of apparel and footwear, from 2002 to 2007. During his five years leading Jones Apparel Group, Mr. Boneparth expanded its apparel offerings and grew the company through the acquisitions of Maxwell Shoe Company, Gloria Vanderbilt, Barneys New York, and Kasper/Anne Klein. During his tenure, Jones operated approximately 800 retail doors under full-price and off-price channels across all divisions. Mr. Boneparth has M&A expertise spanning more than three decades and over $25 billion in transaction value resulting from his career in law, investment banking and private equity.

Now in its 16th year, the NACD Directorship 100 awards recognize peer-nominated leading directors and governance professionals. Honorees are evaluated in four key categories: integrity, mature confidence, informed judgment, and high-performance standards. A selection committee reviewed the nominees’ histories of advancing board performance and leading corporate governance practices in accordance with established NACD principles. The principles are a framework that encourages excellence in areas that include risk oversight, corporate strategy, compensation, and transparency.

“The NACD Directorship 100 continues to honor those who have demonstrated exemplary board leadership and innovation in corporate governance,” said Peter R. Gleason, NACD president and CEO. “We honor these individuals’ forward-thinking minds and their ability to lead their board and organizations to current and future success.”

Honorees will be recognized during the NACD Directorship 100 Gala, a black-tie event being held on June 22 at Cipriani 42nd Street in New York City. To learn more about the NACD Directorship 100 Gala, please visit the Directorship 100 Gala and sponsorship site.

About NACD

For more than 40 years, NACD has been on the leading edge of corporate governance, setting standards of excellence that have elevated board performance. NACD arms today’s directors with insights and education that drive their mission forward, while preparing a new generation of boardroom leaders to meet tomorrow’s biggest challenges. NACD is a community of more than 23,000 directors driven by a common purpose: to be trusted catalysts of economic opportunity and positive change—in businesses and in the communities they serve. To learn more about NACD, visit nacdonline.org.

About Kohl's

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl's App, Kohl's offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company's environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Media:

For Kohl’s: Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

For NACD: Shannon Bernauer, (571) 367-3688, sbernauer@nacdonline.org